Exhibit 10.1

DIRECTV
             2012 NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
MICHAEL D. WHITE

THIS 2012 NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (“Agreement”), dated as of [November __, 2012] (“Effective Date”), is entered into between DIRECTV a Delaware corporation (“DIRECTV”), and Michael D. White (“Executive”).

WHEREAS, at its meeting on [November __, 2012], the Compensation Committee of DIRECTV’s Board of Directors (the “Committee”) approved the grant to Executive of nonqualified stock options to purchase shares of DIRECTV’s common stock, $.01 par value per share (the “Common Stock”), upon the terms and conditions set forth herein and subject to the terms and conditions of the DIRECTV 2010 Stock Plan (as it may be amended from time to time, the “Plan”); and

WHEREAS, at its meeting on [November 2, 2012], the Board of Directors of DIRECTV (“Board”) approved the material terms and conditions of Executive’s continuing employment as Chairman of the Board, President and Chief Executive Officer of DIRECTV, including the grant of non-qualified stock options; and

WHEREAS, the Committee and the Board each has also approved the terms and conditions of a severance plan for Executive effective as of January 1, 2013 (such plan, as it may be amended from time to time, is referred to herein as the “Severance Plan”); and

WHEREAS, both the Committee and the Board authorized the Chairman of the Committee to execute this Agreement on behalf of DIRECTV, in accordance with the resolutions adopted by each of the Committee and the Board at their respective meetings as referenced above.

NOW, THEREFORE, in consideration of the services rendered and to be rendered by Executive and the mutual promises made herein and the mutual benefits to be derived therefrom, DIRECTV and Executive agree as follows:

1.   Defined Terms.  Any capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Plan or the Severance Plan.

2.   Grant of Options.  DIRECTV hereby grants to Executive, effective as of [November __, 2012] (the “Grant Date”), the right and option to purchase, on the terms and conditions set forth herein, to the extent exercisable, all or any part of an aggregate of [TBD] shares of Common Stock at a price (“Grant Price”) of [$xx.xx] per share of Common Stock (which is the closing market price on the NASDAQ Global Select Market of a share of Common Stock on the date hereof), subject to the provisions of this Agreement and the Plan (the “Option”).

3.   Vesting and Exercisability of Option.  Provided Executive renders continuous active service as an employee of the Company (“Service”), the Option shall vest and become exercisable as to the total number of shares of Common Stock subject to the Option (subject to adjustment as provided in Section 8 herein or in accordance with Section 14 of the Plan), on December 31, 2015, subject to the applicable provisions of the Plan and this Agreement.  The Option may be exercised only to the extent it shall have vested and is exercisable, and, during Executive’s lifetime, only by Executive.  In no event may the Executive exercise the Option, in whole or in part, after the tenth anniversary of the Grant Date (the “Expiration Date”).

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(a)   Cumulative Exercisability.  To the extent Executive does not, at the time of a particular exercise, purchase all the shares of Common Stock that Executive may then purchase, Executive has the right cumulatively thereafter to purchase any of such shares of Common Stock not so purchased until the Expiration Date or, if applicable, the earlier termination of the Option.

(b)   No Fractional Shares; Minimum Exercise.  Fractional share interests shall be disregarded, but may be cumulated.  No fewer than 100 shares of Common Stock may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

4.   Exercise of Option.  To the extent vested and exercisable, the Option may be exercised by the delivery to DIRECTV of a written exercise notice stating the number of shares of Common Stock to be purchased pursuant to the Option accompanied by payment of the Grant Price multiplied by the aggregate number of shares of Common Stock to be purchased (such payment to be made in accordance with Section 5) and the payment or provision for any applicable employment or other taxes or withholding for taxes thereon (“Withholding Taxes”).  Subject to Section 7 below, such Option shall be deemed to be exercised upon receipt and approval by DIRECTV of such written exercise notice accompanied by the aggregate Grant Price and any other payments so required, as permitted pursuant to Section 5.

5.   Method of Payment of Option.  Payment of the aggregate Grant Price shall be by any of the following, or a combination thereof, at the election of Executive:

(a)   in cash or by electronic funds transfer, or by check payable to the order of DIRECTV, in the full amount of the purchase price of the shares of Common Stock so purchased and the amount (if any) required to satisfy any applicable Withholding Taxes;

(b)   by delivery of shares of Common Stock that have been held by Executive for at least six months, in accordance with Section 7(e) of the Plan, subject to compliance with applicable law;

(c)   payment may be made in accordance with the cashless exercise program or net exercise program, if any, of DIRECTV in effect at the time of exercise; or

(d)   in a combination of payments under clauses (a), (b) and (c).

Other payment methods may be permitted only if expressly authorized by the Committee consistent with the terms of the Plan.

6.   Continuance of Employment Required.  The vesting schedule requires continued Service through December 31, 2015 as a condition to the vesting of any shares of Common Stock underlying the Option and rights and benefits under this Agreement, except as otherwise provided in Section 7.  Partial service, even if substantial, during the vesting period will not entitle Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or Service except as provided in Section 7 or 9 below or under the Plan.

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7.   Effect of Termination of Employment on Vesting and Exercisability.  The Option terminates on the date Executive’s Service with DIRECTV ends (the “Termination Date”), except to the extent the following provisions apply with respect to vesting and exercisability of the Option after the Termination Date, but in no event may any portion of the Option be exercised after the Expiration Date:

(a)   If Executive’s Service terminates after December 31, 2013 and prior to December 31, 2015, as a result of his death, Disability or Retirement, then the total number of shares of Common Stock with respect to which the Option shall be considered vested and exercisable as of the Termination Date will be equal to the product of: (1) the fraction (but not greater than one (1)) determined by dividing the number of calendar months (whole or partial) of Executive’s continuous Service from January 1, 2013 to his Termination Date by 36, multiplied by (2) the total number of shares of Common Stock subject to the Option. The Option held by Executive after effect of this section shall be exercisable with respect to such vested number of shares, in whole or in part, by Executive (or Executive’s Personal Representative or Beneficiary, as the case may be) at any time on or prior to the Expiration Date, subject to Section 7(e). The Option with respect to all unvested shares shall terminate as of the Termination Date. Notwithstanding the foregoing, if Executive’s employment terminates due to Retirement, the Committee may, in its sole discretion, accelerate vesting and exercisability of the Option with respect to any or all of the shares of Common Stock underlying this Option which have not otherwise become vested and exercisable under this Section 7(a).

(b) If Executive’s employment is terminated by the Company without Cause or Executive terminates his employment due to an Effective Termination prior to December 31, 2015, the Option shall be considered vested and exercisable with respect to all of the shares of Common Stock underlying this Option as of the Termination Date. The Option shall be exercisable as to all such vested shares, in whole or in part, by Executive at any time on or prior to the date that is three (3) calendar years after Executive’s Termination Date, provided that if such termination would also qualify as a Retirement, then the Option shall be exercisable at any time on or prior to the Expiration Date, subject in each case to Section 7(e). Notwithstanding the foregoing, if Executive’s termination under this subsection (b) occurs in connection with or within two years following a Change in Control: (1) all such vested shares shall be exercisable, in whole or in part, by Executive at any time on or prior to the Expiration Date; and (2) Section 7(e) shall not apply. Whether Executive’s termination is in connection with or within two years following a Change in Control will be solely determined by the Committee.

(c) If Executive’s Service terminates on or after December 31, 2015 for any reason other than Cause, then the Option shall be exercisable, in whole or in part, by Executive at any time on or prior to the Expiration Date, subject to Section 7(e).

(d) If DIRECTV terminates Executive’s employment for Cause, any unexercised shares underlying the Option shall terminate as of the date of the action or inaction which constitutes Cause, as solely determined by the Committee.

(e) If, at any time after the Termination Date and during the applicable period specified in Article IV of the Severance Plan, Executive shall have breached any of the covenants set forth in such Article, any unexercised shares underlying the Option shall terminate as of the date of any such breach.

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8.   Adjustments Upon Specified Events.  As provided in Section 14 of the Plan, upon the occurrence of certain events relating to or affecting the Common Stock as contemplated by Section 14 of the Plan, the Committee shall, in such manner, to such extent (if any) and at such times as it deems appropriate and equitable in the circumstances, make adjustments in the number, amount and type of shares of Common Stock (or other securities or property) subject to the Option, the Grant Price and the securities deliverable upon exercise of the Option (or any combination thereof) or provide for a cash payment or the assumption, substitution or exchange of the Option or the shares or other securities subject to the Option, based upon the distribution or consideration payable to holders of Common Stock generally.  All rights of Executive hereunder are subject to such adjustments and other provisions of the Plan.

9.   Possible Early Termination of Award.  As permitted by Section 14 of the Plan, and without limiting the authority of the Committee under any of the provisions of Section 14 of the Plan, the Committee retains the right to terminate any portion or all of the Option, to the extent such Option has not vested, upon a dissolution of DIRECTV or a reorganization event or transaction in which DIRECTV does not survive (or does not survive as a public company in respect of its outstanding Common Stock).  This Section 9 is not intended to prevent future vesting (including provision for future vesting) if the Option (or a substituted Award) remains outstanding following a transaction described in Section 14 of the Plan.

10.   Leaves of Absence.  Absence from work caused by authorized sick leave or other leave approved in writing by DIRECTV or the Committee shall not be considered a termination of employment by DIRECTV for purposes of Section 7, unless otherwise determined by the Committee.

11.   No Limitations on Acceleration. The Severance Plan, in particular Article XI, Section F thereof, contains express provisions regarding Section 280G and/or 4999 of the Code of the type described in Section 14(f) of the Plan. Accordingly, the limitations on acceleration set forth in Section 14(f) of the Plan shall not apply to this Award.  A reduction, if any, to this Award or other effect related to Section 280G and/or Section 4999 shall be governed by the Severance Agreement.

12.   Associated Stock Rights.  Neither Executive nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of DIRECTV as to any shares of Common Stock subject to the Option until the issuance and delivery to him or such other person of a certificate (or book entry in lieu thereof) evidencing the shares of Common Stock registered in his or such other person’s name.  No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery, except as otherwise provided in Section 8.

13.   No Guarantee of Continued Service.  Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by DIRECTV, confers upon Executive any right to remain employed by DIRECTV, interferes in any way with the right of DIRECTV at any time to terminate such employment or affects the right of DIRECTV to increase or decrease Executive’s other compensation or benefits.   Nothing in this Section 13, however, is intended to adversely affect any independent contractual right of Executive under the Severance Plan or any other agreement between DIRECTV and Executive without his consent thereto.

14.   Non-Transferability of Option.  The Option and any other rights of Executive under this Agreement or the Plan are nontransferable except as provided in Section 15(i) of the Plan.

15.   Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed: to DIRECTV at its office located at 2230 East Imperial Highway, El Segundo, California

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90245, to the attention of the Corporate Secretary; and to Executive at the address on file with DIRECTV, or at such other address as either party may hereafter designate in writing to the other.

16.  Taxes. DIRECTV may, in its discretion, take action to satisfy any of Executive’s tax obligations related to the Option, including, but not limited to, withholding from Executive’s wages or other cash compensation, withholding shares that otherwise would be issued to Executive on exercise of the Option, or requiring Executive to satisfy such liability by other means as approved by DIRECTV.

General information regarding taxation related to Options is provided in the Plan Prospectus. Please note, however, that any taxes or withholding related to Options, or any other Award under the Plan, are the ultimate responsibility of Executive. DIRECTV, the members of the Board of Directors or the Committee shall not be liable to Executive or other person for any adverse tax consequences realized by Executive relating to the grant, vesting or exercise of the Option hereunder or any tax consequences relating to the later sale of shares of Common Stock purchased pursuant to an exercise of the Option.

DIRECTV has made no representations to Executive with respect to the tax consequences of any Award or transactions contemplated herein. Nothing stated herein is intended or written to be used, and cannot be used, for the purpose of avoiding taxpayer penalties.

17.  Effect of Agreement.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of DIRECTV, except to the extent the Committee determines otherwise.

18.   Entire Agreement; Governing Law.  The Plan is incorporated herein and made a part hereof by this reference.  Subject to Section 20 below, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of DIRECTV and Executive with respect to the subject matter hereof.  The construction, interpretation, performance and enforcement of this Agreement and the Option shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

19.   Plan.  The Option and all rights of Executive with respect thereto are subject to, and Executive agrees to be bound by, all of the terms and conditions of the provisions of the Plan, as amended or supplemented in accordance with the Plan. Executive acknowledges receipt of a copy of the Plan and agrees to be bound by the terms thereof as so amended or supplemented.  Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.

20.   Severance Plan.  If any provision of this Agreement is inconsistent with any provision of the Severance Plan, the provisions of the Severance Plan shall control.

21.   Amendment.  The terms of this Agreement may be amended only by an agreement in writing executed by DIRECTV and Executive. DIRECTV may amend or terminate the Plan at any time and for any reason, however, such amendment or termination shall not impair the rights or obligations of the parties under the Option without Executive’s consent, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule.

22.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute on and the same instrument.

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23.   Section Headings.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF , DIRECTV has caused this Agreement to be executed on its behalf by the Chairman of its Compensation Committee and Executive has hereunto set his hand as of the date and year first written above.

DIRECTV By: Charles R. Lee Chairman of the Compensation Committee
EXECUTIVE By: Michael D. White

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